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FOR IMMEDIATE RELEASE

                        TRI-COUNTY FINANCIAL CORPORATION
              ANNOUNCES NO MATERIAL IMPACT RESULTING FROM TREASURY
                 DEPARTMENT'S SEIZURE OF FANNIE AND FREDDIE MAC

WALDORF, MARYLAND, September 11, 2008 -- Tri-County Financial Corporation (OTCBB: TCFC) (the "Company") announced today that the United States Department of Treasury's seizure of control of Fannie Mae and Freddie Mac on September 7, 2008 and its prohibition on those entities from paying dividends on its common and preferred securities will not have a material impact on the results of operation or capital of the Company, or its subsidiary Community Bank of Tri-County (the "Bank"). The Company's exposure to Fannie and Freddie Mac securities is limited to an investment in the entities' common stock with an amortized cost of $310 and a market value of $8,800 at June 30, 2008.
Thus, even though these securities have declined significantly in value to minimal levels and are apparently unlikely to recover their value, the other than temporary impairment charge that the Company will incur in the quarter ending September 30, 2008 will be immaterial. Consequently, the capital ratios of the Company and the Bank will remain above the amounts necessary to be categorized as "well-capitalized" under current regulatory requirements at September 30, 2008.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This news release may contain forward-looking statements about the Company, which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2007 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact:    Michael L. Middleton
            President and Chief Executive Officer
            (888) 745-2265